Exhibit 99.1

Contacts:

Investor Relations:

Meredith Burns

ir@vistaprint.com

+1.781.652.6480

Media Relations:

Sara Nash

publicrelations@vistaprint.com

+1.781.652.6444

Vistaprint Reports First Quarter Fiscal Year 2015 Financial Results

•	First quarter 2015 results:

•	Revenue grew 21 percent year over year to $333.9 million

•	Revenue grew 6 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months

•	GAAP net income per diluted share increased to $0.71, compared with $0.01 in the same quarter last year

•	Non-GAAP adjusted net income per diluted share increased 87 percent year over year to $0.86

Venlo, the Netherlands, October 29, 2014 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced financial results for the three month period ended September 30, 2014, the first quarter of its 2015 fiscal year.

“We are off to a good start to fiscal 2015 and remain confident in our strategy and our ability to execute operationally,” said Robert Keane, president and chief executive officer. “Quarterly revenue was in line with our expectations for improved growth in our Vistaprint brand and strong growth from recent acquisitions. Profitability, operating cash flow and free cash flow were also strong. We continued to improve the customer value proposition for our Vistaprint brand, began to integrate our recent acquisitions, and accelerated investment in software for our mass customization platform.”

Consolidated Financial Metrics:

•	Revenue for the first quarter of fiscal year 2015 was $333.9 million, a 21 percent increase compared to revenue of $275.1 million reported in the same quarter a year ago. Excluding the estimated impact from currency exchange rate fluctuations and revenue from businesses acquired during the past twelve months, total revenue grew 6 percent year over year in the first quarter.

•	Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the first quarter was 61.0 percent, down from 65.2 percent in the same quarter a year ago. The year-over-year reduction in gross margin was primarily due to our recent acquisitions of People & Print Group and Pixartprinting, which have lower gross margins than our Vistaprint-branded business. Excluding the businesses we acquired during the past twelve months, our gross margin increased slightly year over year.

•	Operating income in the first quarter was $16.9 million, or 5.1 percent of revenue, a significant increase compared to $8.4 million, or 3.1 percent of revenue, in the same quarter a year ago.

•	GAAP net income for the first quarter was $23.7 million, or 7.1 percent of revenue, compared to $0.4 million, or 0.1 percent of revenue in the same quarter a year ago. Part of the significant year-over-year growth in GAAP net income is due to below-the-line currency movements which created losses in the year-ago period but gains in the current period.

•	GAAP net income per diluted share for the first quarter was $0.71, versus $0.01 in the same quarter a year ago, due in part to the currency movements described above.

•	Non-GAAP adjusted net income for the first quarter, which excludes amortization expense for acquisition-related intangible assets, tax charges related to the alignment of acquisition-related intellectual property with our operational structure, the change in the fair-value estimate of our acquisition-related earn-outs, unrealized currency gains and losses on currency hedges and intercompany financing arrangements included in net income, and share-based compensation expense and its related tax effect, was $28.8 million, or 8.6 percent of revenue, representing a 79 percent increase compared to $16.1 million, or 5.9 percent of revenue, in the same quarter a year ago.

•	Non-GAAP adjusted net income per diluted share for the first quarter, as defined above, was $0.86, versus $0.46 in the same quarter a year ago.

•	Capital expenditures in the first quarter were $16.7 million, or 5.0 percent of revenue.

•	During the first quarter, the company generated $52.6 million of cash from operations and $32.3 million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs.

•	As of September 30, 2014, the company had $60.9 million in cash and cash equivalents and $447.9 million of debt. After considering debt covenant limitations, as of September 30, 2014 the company had $268.1 million available for borrowing under its committed credit facility.

Operating metrics are provided as a table-based supplement to this press release. Starting in the first quarter of fiscal 2014, all operating metrics include Albumprinter and Webs, and post-acquisition prior-period comparisons have been adjusted to reflect the same consolidated view. The recent acquisitions of People & Print Group, Pixartprinting and FotoKnudsen are not yet incorporated into our customer metrics.

Fiscal 2015 Outlook as of October 29, 2014:

Ernst Teunissen, executive vice president and chief financial officer, said, “Our operational outlook for the full year remains unchanged. We continue to expect mid-to-high single-digit constant-currency revenue growth rates for the Vistaprint brand and double-digit revenue growth for our recently acquired brands. We also continue to expect higher operating margin, earnings, operating cash flow and free cash flow for fiscal 2015 versus fiscal 2014 even as we make important investments in our business. We have updated our revenue guidance to reflect recent currency movements since we last provided our outlook in July, but our constant currency growth expectations remain the same. Our non-GAAP EPS guidance is unchanged, as these currency movements are expected to have limited impact on the bottom line. We have increased our GAAP EPS guidance to reflect a few non-operational impacts from the first quarter change in items we exclude from our non-GAAP reporting.”

Financial Guidance as of October 29, 2014:

The company provides revenue and earnings guidance on only a fiscal year basis, not quarterly. Our guidance incorporates completed acquisitions and share repurchases, and outstanding debt obligations, as of October 29, 2014. Based on current and anticipated levels of demand, the company expects the following financial results:

Fiscal Year 2015 Revenue

•	The company expects revenue of approximately $1,430 million to $1,500 million, or 13 percent to 18 percent growth year over year in reported terms and 15 percent to 20 percent growth on a constant-currency basis. Constant-currency growth expectations assume a recent 30-day currency exchange rate for all currencies.

Fiscal Year 2015 GAAP Net Income Per Diluted Share

•	The company expects GAAP net income per diluted share of approximately $2.24 to $2.74, which assumes 33.3 million weighted average diluted shares outstanding. Based on a recent 30-day currency exchange rate for relevant currencies, we estimate that realized gains and losses on currency forward contracts as well as natural hedges will largely offset the currency impact to revenue in our full-year net income results.

Fiscal Year 2015 Non-GAAP Adjusted Net Income Per Diluted Share

•	The company expects non-GAAP adjusted net income per diluted share of approximately $3.46 to $3.96, which excludes our expectations for the following items:

•	Acquisition-related amortization of intangible assets of approximately $21.7 million or approximately $0.64 per diluted share

•	Share-based compensation expense and its related tax effect of approximately $22.9 million or approximately $0.68 per diluted share

•	The change in fair-value estimate of our acquisition-related earn-outs of approximately $3.7 million or approximately $0.11 per diluted share

•	Tax charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.2 million, or $0.06 per diluted share.

•	An unrealized currency transaction gain of $8.0 million, or $0.23 per diluted share, based on a recent 30-day currency exchange rate for relevant currencies.

•	Based on a recent 30-day currency exchange rate for relevant currencies, we estimate that changes in unrealized gains and losses on currency forward contracts will have an immaterial impact on our full-year results. This guidance assumes a non-GAAP weighted average diluted share count of approximately 33.8 million shares.

Fiscal Year 2015 Depreciation and Amortization and Capital Expenditures

•	The company expects depreciation and amortization expense to be approximately $100 million to $105 million. This includes the amortization of acquisition-related intangible assets described above in our non-GAAP earnings per share expectations, as well as our expectations for capitalized software development costs.

•	The company expects to make capital expenditures of approximately $80 million to $100 million. The majority of planned capital investments are designed to support the planned long-term growth of the business. This fiscal year, we expect to invest about $20 million to build a new manufacturing facility in Japan as part of our joint venture there and about $20 million to $25 million in the expansion of our product lines and other new manufacturing capabilities.

The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.

Vistaprint has posted on the Investor Relations section of www.vistaprint.com, an end-of-quarter presentation with accompanying prepared remarks. On Thursday, October 30, 2014 at 7:30 a.m. (EDT) the company will host a live Q&A conference call with management to discuss the financial results, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at +1 (877) 299-4454, access code 79550141. A replay of the Q&A session will be available on the company’s Web site following the call on October 30, 2014.

About non-GAAP financial measures

To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions made during the past year. The items excluded from the non-GAAP adjusted net income measurements are share-based compensation expense and its related tax effect, amortization of acquisition-related intangibles, tax charges related to the alignment of acquisition-related intellectual property with global operations, changes in unrealized gains and losses on currency forward contracts, unrealized currency transaction gains and losses on intercompany financing arrangements and the related tax effect, the charge for the disposal of our minority investment in China, and the change in fair-value estimate of our acquisition-related earn-outs. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar and excludes the impact of gains and losses on effective currency hedges recognized in revenue in the prior year periods. Constant-currency revenue growth excluding revenue from acquisitions during the past year excludes the impact of currency as defined above and revenue from People & Print Group, Pixartprinting and FotoKnudsen.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results.

About Vistaprint

Vistaprint N.V. (Nasdaq: VPRT) empowers more than 16 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 5,300 people, operates more than 50 localized websites globally and ships to more than 130 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to our expectations for the growth, development, and profitability of our business and our recent acquisitions and our financial outlook and guidance set forth under the headings “Fiscal 2015 Outlook as of October 29, 2014” and “Financial Guidance as of October 29, 2014.” Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts are based; our failure to execute our strategy; our inability to make the investments in our business that we plan to make; the failure of our strategy, investments, and efforts to reposition the Vistaprint brand to have the effects that we expect; our failure to promote and strengthen our brands; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to identify and address the causes of our revenue weakness; our failure to manage the complexity of our business and expand our operations; costs and disruptions caused by acquisitions and strategic investments; the failure of the businesses we acquire or invest in, including People & Print Group, Pixartprinting, and FotoKnudsen, to perform as expected; the willingness of purchasers of marketing services and products to shop online; the failure of our current and new marketing channels to attract customers; our failure to manage growth and changes in our organization; currency fluctuations that affect our revenues and costs including the impact of currency hedging strategies and intercompany transactions; unanticipated changes in our markets, customers, or business; competitive pressures; interruptions in or failures of our websites, network infrastructure or manufacturing operations; our failure to retain key employees; our failure to maintain compliance with the financial covenants in our revolving credit facility or to pay our debts when due; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; general economic conditions; and other factors described in our Form 10-K for the fiscal year ended June 30, 2014 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

VISTAPRINT N.V.

CONSOLIDATED BALANCE SHEETS

(Unaudited in thousands, except share and per share data)

	September 30, 2014	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$60,921	$62,508
Marketable securities	9,399	13,857
Accounts receivable, net of allowances of $262 and $212, respectively	26,111	23,515
Inventory	13,004	12,138
Prepaid expenses and other current assets	34,815	45,923

Total current assets	144,250	157,941
Property, plant and equipment, net	357,287	352,221
Software and web site development costs, net	14,857	14,016
Deferred tax assets	9,820	8,762
Goodwill	321,743	317,187
Intangible assets, net	104,921	110,214
Other assets	31,270	28,644

Total assets	$984,148	$988,985

Liabilities, noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	$57,567	$52,770
Accrued expenses	117,976	121,177
Deferred revenue	27,445	26,913
Deferred tax liabilities	1,393	2,178
Short-term debt	14,384	37,575
Other current liabilities	170	888

Total current liabilities	218,935	241,501
Deferred tax liabilities	28,788	30,846
Lease financing obligation	31,083	18,117
Long-term debt	433,486	410,484
Other liabilities	45,562	44,420

Total liabilities	757,854	745,368

Redeemable noncontrolling interests	10,109	11,160
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued; and 32,453,590 and 32,329,244 shares outstanding, respectively	615	615
Treasury shares, at cost, 11,627,073 and 11,751,383 shares, respectively	(418,968)	(423,101)
Additional paid-in capital	310,805	309,990
Retained earnings	366,534	342,840
Accumulated other comprehensive (loss) income	(47,215)	2,113

Total shareholders’ equity attributable to Vistaprint N.V.	211,771	232,457
Noncontrolling interest	4,414	—

Total shareholders’ equity	216,185	232,457

Total liabilities, noncontrolling interests and shareholders’ equity	$984,148	$988,985

VISTAPRINT N.V.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited in thousands, except share and per share data)

	Three Months Ended September 30,
	2014	2013
Revenue	$333,932	$275,089
Cost of revenue (1)	130,221	95,790
Technology and development expense (1)	43,901	42,247
Marketing and selling expense (1)	111,823	102,433
General and administrative expense (1)	31,107	26,210

Income from operations	16,880	8,409
Other income (expense), net	12,114	(4,826)
Interest expense, net	(3,345)	(1,577)

Income before income taxes and loss in equity interests	25,649	2,006
Income tax provision	2,232	815
Loss in equity interests	—	779

Net income	23,417	412
Add: Net loss attributable to noncontrolling interests	277	—

Net income attributable to Vistaprint N.V.	$23,694	$412

Basic net income per share attributable to Vistaprint N.V.	$0.73	$0.01

Diluted net income per share attributable to Vistaprint N.V.	$0.71	$0.01

Weighted average shares outstanding — basic	32,386,820	32,659,375

Weighted average shares outstanding — diluted	33,154,436	34,373,818

(1)	Share-based compensation is allocated as follows:

	Three Months Ended September 30,
	2014	2013
Cost of revenue	$31	$66
Technology and development expense	927	2,460
Marketing and selling expense	914	1,689
General and administrative expense	3,870	4,170

VISTAPRINT N.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited in thousands)

	Three Months Ended September 30,
	2014	2013
Operating activities
Net income	$23,417	$412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,459	15,625
Share-based compensation expense	5,742	8,385
Excess tax benefits derived from share-based compensation awards	(319)	(1,494)
Deferred taxes	(4,157)	(2,224)
Loss in equity interests	—	779
Unrealized (gain) loss on derivative instruments included in net income	(3,468)	4,856
Change in fair value of contingent consideration	3,677	—
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	(10,112)	(169)
Other non-cash items	541	233
Changes in operating assets and liabilities excluding the effect of business acquisitions:
Accounts receivable	(2,566)	(2,818)
Inventory	(497)	124
Prepaid expenses and other assets	16,787	(4,108)
Accounts payable	6,452	(2,835)
Accrued expenses and other liabilities	(7,336)	(16,889)

Net cash provided by (used in) operating activities	52,620	(123)

Investing activities
Purchases of property, plant and equipment	(16,684)	(17,577)
Business acquisitions, net of cash acquired	(25,907)	—
Proceeds from sale of intangible assets	—	137
Purchases of intangible assets	(85)	(75)
Capitalization of software and website development costs	(3,539)	(1,814)
Investment in equity interests	—	(100)

Net cash used in investing activities	(46,215)	(19,429)

Financing activities
Proceeds from borrowings of debt	100,000	43,500
Payments of debt and debt issuance costs	(103,012)	(12,637)
Payments of withholding taxes in connection with share awards	(1,511)	(2,662)
Payment of capital lease obligations	(1,261)	—
Excess tax benefits derived from share-based compensation awards	319	1,494
Proceeds from issuance of ordinary shares	845	3,496

Net cash (used in) provided by financing activities	(4,620)	33,191

Effect of exchange rate changes on cash	(3,372)	947

Net increase (decrease) in cash and cash equivalents	(1,587)	14,586
Cash and cash equivalents at beginning of period	62,508	50,065

Cash and cash equivalents at end of period	$60,921	$64,651

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except share and per share data)

	Three Months Ended September 30,
	2014	2013
Non-GAAP adjusted net income reconciliation:
Net income attributable to Vistaprint N.V.	$23,694	$412

Add back:
Share-based compensation expense, inclusive of income tax effects	5,769 (a)	8,576	(b)
Amortization of acquisition-related intangible assets	6,539	2,200
Tax cost of transfer of intellectual property	546	63
Change in fair value of contingent consideration	3,677	—
Changes in unrealized (gain) loss on currency forward contracts included in net income	(3,468)	4,856
Unrealized currency transaction (gain) loss on intercompany loans, inclusive of income tax effects	(7,986)	—

Non-GAAP adjusted net income	$28,771	$16,107

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.71	$0.01

Add back:
Share-based compensation expense, inclusive of income tax effects	0.17	0.25
Amortization of acquisition-related intangible assets	0.19	0.06
Tax cost of transfer of intellectual property	0.02	—
Change in fair value of contingent consideration	0.10	—
Changes in unrealized (gain) loss on currency forward contracts included in net income	(0.10)	0.14
Unrealized currency transaction (gain) loss on intercompany loan, inclusive of income tax effects	(0.23)	—

Non-GAAP adjusted net income per diluted share	$0.86	$0.46

Non-GAAP adjusted weighted average shares reconciliation:
GAAP weighted average shares outstanding — diluted	33,154,436	34,373,818
Add:
Additional shares due to unamortized share-based compensation	451,312	631,648

Non-GAAP adjusted weighted average shares outstanding — diluted	33,605,748	35,005,466

(a)	Includes share-based compensation charges of $5,742 and the income tax effects related to those charges of $27
(b)	Includes share-based compensation charges of $8,385 and the income tax effect related to those charges of $191

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Unaudited in thousands, except share and per share data)

	Three Months Ended September 30,
	2014	2013
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$52,620	$(123)
Purchases of property, plant and equipment	(16,684)	(17,577)
Purchases of intangible assets not related to acquisitions	(85)	(75)
Capitalization of software and website development costs	(3,539)	(1,814)

Free cash flow	$32,312	$(19,589)

	GAAP Revenue						Constant- currency excluding acquisitions
	Three Months Ended September 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions

	2014	2013	% Change	(Favorable)/ Unfavorable	Revenue Growth	(Favorable)/ Unfavorable	Revenue Growth
Revenue growth reconciliation by region:
North America	$177,742	$164,774	8%	—%	8%	—%	8%
Europe	138,369	94,704	46%	(1)%	45%	(44)%	1%
Asia Pacific	17,821	15,611	14%	(1)%	13%	—%	13%

Total revenue	$333,932	$275,089	21%	—%	21%	(15)%	6%

	GAAP Revenue						Constant- Currency revenue growth
	Three months ended September 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions

	2014	2013	% Change	(Favorable)/ Unfavorable	Revenue Growth	(Favorable)/ Unfavorable	Excluding acquisitions
Revenue growth reconciliation by reportable segment:
Vistaprint Business Unit	$271,685	$255,780	6%	—%	6%	—%	6%
All Other Business Units	62,247	19,309	222%	2%	224%	(218)%	6%

Total revenue	$333,932	$275,089	21%	—%	21%	(15)%	6%

VISTAPRINT N.V.

Supplemental Financial Information and Operating Metrics

		Q1 FY2014	Q2 FY2014	Q3 FY2014	Q4 FY2014	FY2014	Q1 FY2015
[1]	New Customer Orders (millions) — excludes acquisitions made since Q4 FY 2014	2.2	2.9	2.4	2.2	9.7	2.1
	y/y growth	-4%	-12%	-8%	0%	-8%	-5%

[2]	Total Order Volume (millions) — excludes acquisitions made since Q4 2014	7.1	9.1	7.3	7.0	30.5	6.8
	y/y growth	0%	-7%	-6%	-1%	-4%	-4%

[3]	Average Order Value — excludes acquisitions made since Q4 2014 ($USD)	$39.40	$40.92	$40.14	$42.50	$40.74	$43.32
	y/y growth	10%	15%	7%	9%	10%	10%

[4]	TTM Unique Active Customer Count — excludes acquisitions made since Q4 2014 (millions)	17.1	16.9	16.8	16.7		16.7
	y/y growth	8%	2%	-1%	-2%		-2%
	TTM new customer count (millions)	10.4	10.0	9.8	9.7		9.6
	TTM repeat customer count (millions)	6.7	6.9	7.0	7.0		7.1

[5]	TTM Average Bookings per Unique Active Customer — excludes acquisitions made since Q4 2014	$70	$72	$73	$74		$75
	y/y growth	4%	7%	7%	7%		7%
	TTM average bookings per new customer (approx.)	$52	$53	$53	$54		$55
	TTM average bookings per repeat customer (approx.)	$98	$100	$101	$102		$103

[6]	Advertising & Commissions Expense — excluding acquisitions made since Q4 2014 (millions)	$63.1	$81.6	$65.9	55.7	$266.4	$62.2
	as % of revenue	22.9%	22.0%	23.0%	18.9%	21.7%	21.3%

[7]	Advertising & Commissions Expense — Consolidated (millions)	$63.1	$81.6	$65.9	$57.1	$267.7	$63.9
	as % of revenue	22.9%	22.0%	23.0%	16.9%	21.1%	19.1%

	Revenue — Consolidated as Reported ($ millions)	$275.1	$370.8	$286.2	$338.2	$1,270.2	$333.9
	y/y growth	9%	6%	-1%	21%	9%	21%
	y/y growth in constant currency	9%	6%	-1%	19%	8%	21%

	North America ($ millions)	$164.8	$189.4	$166.1	$179.9	$700.2	$177.7
	y/y growth	14%	13%	2%	6%	9%	8%
	y/y growth in constant currency	15%	14%	3%	7%	9%	8%
	as % of revenue	60%	51%	58%	53%	55%	53%

	Europe ($ millions)	$94.7	$161.0	$104.2	$142.2	$502.1	$138.4
	y/y growth	6%	1%	-4%	50%	11%	46%
	y/y growth in constant currency	2%	-2%	-7%	43%	7%	45%
	as % of revenue	34%	43%	36%	42%	40%	42%

	Asia Pacific ($ millions)	$15.6	$20.3	$15.9	$16.1	$67.9	$17.8
	y/y growth	-11%	-5%	-3%	3%	-4%	14%
	y/y growth in constant currency	2%	6%	10%	8%	6%	13%
	as % of revenue	6%	6%	6%	5%	5%	5%

[8]	Physical printed products and other ($ millions)	$254.3	$350.5	266.4	$318.7	$1,189.9	$315.1
	Digital products/services ($ millions)	$20.8	$20.3	19.7	$19.5	$80.3	$18.8

	Headcount at end of period	4,198	4,642	4,494	5,127		5,336
	Full-time employees	4,055	4,217	4,370	4,901		5,040
	Temporary employees	143	425	124	226		296

Notes:	Some numbers may not add due to rounding.
Metrics are unaudited and where noted, approximate.
Starting in Q3 Fiscal 2012, Albumprinter and Webs results have been included in customer metrics. People & Print Group, Pixartprinting and FotoKnudsen are not included in the customer metrics above.
Also starting in the same period, a minor calculation methodology change was made in order to accommodate the consolidation.

[1]	Orders from first-time customers in period, excluding People & Print Group, Pixartprinting and FotoKnudsen
[2]	Total order volume in period, excluding People & Print Group, Pixartprinting and FotoKnudsen
[3]	Total bookings, including shipping and processing, divided by total orders, excluding People & Print Group, Pixartprinting and FotoKnudsen
[4]	Number of individual customers who purchased from us in a given period, with no regard to frequency of purchase, excluding People & Print Group, Pixartprinting and FotoKnudsen
[5]	Total bookings for a trailing twelve month period, including shipping and processing, divided by number of unique customers in the same period, excluding People & Print Group, Pixartprinting and FotoKnudsen
[6]	External advertising and commissions expense, excluding People & Print Group, Pixartprinting and FotoKnudsen
[7]	External advertising and commissions expense for the consolidated business
[8]	Other revenue includes miscellaneous items which account for less than 1% of revenue